Exhibit 99(d)(3)

Nondisclosure Agreement between the Woodgrain Companies and Huttig Building Products, Inc. dated November 8, 2021

November 8, 2021

CONFIDENTIAL

Woodgrain Companies

Darin Holderness

Chief Financial Officer

Ladies and Gentlemen:

In connection with the consideration by Woodgrain Companies and its affiliates (“you” or “your”) of a possible negotiated transaction (the “Transaction”) with Huttig Building Products, Inc. (the “Company”), the Company is prepared to make available to you certain information regarding the Company and its business in accordance with the terms and conditions of this letter agreement.

1.    As a condition to being furnished information by or on behalf of the Company, you agree that you will, and will direct your Representatives (as defined below) to, treat as confidential in accordance with this letter agreement any information (including oral, written and electronic information) concerning the Company, its affiliates (as defined below) or the Transaction that has been or may be furnished or made available to you or any of your Representatives by or on behalf of the Company or any of its Representatives, together with all copies, extracts or other reproductions in whole or in part of such information and all analyses, compilations, forecasts, studies, notes, interpretations, memoranda, presentations and other materials and portions thereof prepared by you or any of your Representatives, or otherwise on your behalf, that contain, reflect or are based, in whole or in part, on such information, including those stored in electronic format (herein collectively referred to as the “Evaluation Material”). The term “Evaluation Material” does not include information that (a) you can demonstrate is or was, at the time such information was furnished, already in your possession and obtain from a source, or developed, without breach of any obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its affiliates, (b) is or becomes generally available to the public other than as a result of a disclosure by you or any of your Representatives, (c) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is reasonably believed by you after due inquiry not to be bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its affiliates, or (d) you can demonstrate was independently developed by you without direct or indirect reference to, incorporation of, or other use of any Evaluation Material or information from any source that is bound by an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its affiliates.

2.    In consideration of being furnished Evaluation Material, you agree to keep such Evaluation Material confidential in accordance with the terms of this letter agreement. You acknowledge and agree that the Evaluation Material will be used by you and your Representatives

1

solely for the purpose of evaluating and negotiating a Transaction, and that you will, and will direct your Representatives to, keep confidential all Evaluation Material, use such Evaluation Material solely for the purpose of evaluating and negotiating a Transaction and not for any other purpose, including in any way detrimental to the Company or its affiliates, and not disclose Evaluation Material to any other person, except that you may disclose Evaluation Material to your Representatives who need to know such Evaluation Material for the purpose of evaluating a Transaction on your behalf if, prior to providing such Representatives with such Evaluation Material, you advise them of the confidential nature thereof and of the terms of this letter agreement, and such Representatives agree to hold and use such Evaluation Material in accordance with the terms of this letter agreement and otherwise to observe the terms of this letter agreement. Notwithstanding anything herein to the contrary, you will not disclose any Evaluation Material to any actual or potential equity financing source, bidding partner or any other person (other than your Representatives as permitted by the immediately preceding sentence) without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement. You agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material and to prevent your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. You acknowledge and agree that you will be responsible and liable for any breach of the terms of this letter agreement by your Representatives, as if you had committed such breach yourself, it being understood that such responsibility will be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to any such breach.

3.    In addition, without the prior written consent of the Company, you and your Representatives may not disclose to any person (except to the extent permitted by preceding paragraph 2) (a) that this letter agreement exists or that the Evaluation Material has been requested by or furnished or made available to you or your Representatives, (b) that you or the Company are considering a Transaction, (c) the fact that investigations, discussions or negotiations are taking (or have taken) place concerning a Transaction or (d) any of the terms, conditions or other facts or information with respect to a Transaction or any other potential transaction involving either party or its affiliates, including the status or termination thereof, or any opinion or view with respect to the Company or the Evaluation Material (the information in clauses (a) through (d) herein collectively referred to as “Transaction Information”).

4.    In the event that you or any of your Representatives, based on the written opinion of outside legal counsel, are required by applicable law, regulation or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material or Transaction Information, you will, to the extent permitted by law, provide the Company with prompt prior written notice of such requirement in order to enable the Company to seek an appropriate protective order or other remedy, and you will consult and cooperate with the Company to the extent permitted by law with respect to taking steps to resist or narrow the scope of such requirement or legal process. If a protective order or other remedy is not obtained, the terms of this letter agreement are not waived by the Company and disclosure of Evaluation Material or Transaction Information is required by law, rule or regulation, you or your Representatives will (a) disclose such information only to the extent required in the opinion of your or such Representative’s outside legal counsel and (b) give advance notice to the Company of the information to be disclosed as far in advance as is practicable. In any such event, you and your Representatives will use reasonable best efforts and cooperate with the Company and its Representatives to ensure that all Evaluation Material and Transaction Information that is so disclosed will be accorded confidential treatment.

5.    In the event that at any time you determine not to proceed with a Transaction, you will promptly (and in any event within 24 hours) inform the Company of that decision and, in that case or at any other time upon the written request of the Company, in its sole discretion, you and your Representatives will, as directed by the Company, promptly (and in any event within five business days) destroy (and will certify such destruction in writing to the Company by one of your authorized officers) or redeliver to the Company all written, electronic or other tangible Evaluation Material (whether prepared by the Company, its Representatives or otherwise on the Company’s behalf or by you, your Representatives or otherwise on your behalf) and will not retain any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Evaluation Material, in your possession or in the possession of any of your Representatives or under your or their custody. Notwithstanding such destruction or redelivery, all oral Evaluation Materials and Transaction Information, and all information embodied in all Evaluation Materials and Transaction Information, will continue to be held confidential pursuant to the terms of this letter agreement and you will not use such materials or information for any business purpose.

6.    The Company’s shares are listed on the Nasdaq Stock Market. You acknowledge that in your and your Representatives’ examination of the Evaluation Material, you and your Representatives may have access to material, non-public information, and that you and your Representatives are aware that the securities laws of the United States impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

7.    You agree that neither the Company nor its Representatives or any other person makes any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material, including any forecasts, projections or other forward-looking information included therein, and that neither the Company nor its Representatives or any other person will assume any responsibility or have any liability to you or any of your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives. You acknowledge that you are not entitled to rely on the accuracy or completeness of any Evaluation Material and that only such express representations and warranties regarding Evaluation Material as may be made to you in a definitive written agreement relating to a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, will have any legal effect. You agree that any determination to engage in a Transaction will be based solely on the terms of such agreement and on your own investigation, analysis and assessment. You acknowledge that the Company will have the right in its sole discretion to determine what Evaluation Material to make available to you and agree that the Company may adopt additional specific procedures to protect the confidentiality of certain sensitive Evaluation Material.

8.    Each party acknowledges and agrees that no offer to enter into a Transaction and no contract or agreement providing for a Transaction will be deemed to exist, directly or indirectly,

between or among the parties and their respective affiliates unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by each party. Each party also agrees that unless and until a definitive written agreement with respect to a Transaction has been executed and delivered by each party, neither party, nor any affiliate thereof, will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Transaction by either party’s Representatives. Nothing contained in this letter agreement nor the furnishing of any Evaluation Material hereunder will be construed as granting or conferring to you any rights, by license or otherwise, in any intellectual property of the Company. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made with respect to a Transaction, to terminate discussions and negotiations at any time, and to conduct any process for a Transaction as it may, in its sole discretion, determine.

9.    You represent that as of the date of this letter agreement, neither you nor any of your controlled affiliates is the “beneficial owner” (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of any equity securities of the Company, including any options, warrants, convertible securities or other securities or rights that are exercisable or exchangeable for or convertible into any such equity securities. You further represent that other than as disclosed to the Company in writing prior to the execution of this letter agreement, neither you nor any of your Representatives has entered into, directly or indirectly, any agreement, arrangement or understanding with any other person with respect to a possible Transaction or that could otherwise affect such person’s decisions or actions with respect to a possible Transaction. You agree not to enter into any such agreement, arrangement or understanding after the date of this letter agreement without providing prior written notice to the Company. Furthermore, you agree that you have not entered into as of the date of this letter agreement, and will not enter into after the date of this letter agreement, any agreement, arrangement or understanding, whether written or oral, with any actual or potential financing source that may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such financing source to provide financing or other assistance to any other person in connection with other potential transactions involving the Company or any of its affiliates that are competitive with the Transaction.

10.    You acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement, and you hereby agree, that, for a period of 24 months after the date of this letter agreement (the “Restricted Period”), you will not, and will not cause or permit your Representatives to, directly or indirectly, (a) acquire, offer or seek to acquire, agree to acquire, make a proposal to acquire, by purchase, borrowing or otherwise, any economic or voting interest in any securities, or direct or indirect rights to acquire or in respect of any securities, of the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such securities, any options, swaps or other derivative securities or contracts or instruments in any way related to the price of shares of common stock of the Company, in each case whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or any assets or property of the Company or any of its subsidiaries, (b) make or in any way encourage or participate in, directly or indirectly, any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Securities and Exchange Commission, to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the Company or any of its subsidiaries, call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, seek election to or to place a representative on the board of directors of the Company or seek the removal of any director from the board of directors of the Company, (c) deliver any private proposal, offer or indication of interest or make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions) any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any of its subsidiaries, or any other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than your Representatives in connection with the Transaction) regarding any of the matters described in this paragraph, (d) enter into any discussions, negotiations, arrangements or understandings with any third party (including security holders of the other party) with respect to any of the matters described in this paragraph, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any securities of the Company or otherwise in connection with any of the matters described in this paragraph, (e) demand a copy of the stock ledger, list of stockholders or any other books and records of the Company or its subsidiaries, (f) institute, solicit, assist or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including any derivative action) relating to the subject matter of this letter agreement, other than actions to enforce the provisions of this letter agreement, (g) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the board of directors, management or policies of the Company or any of its affiliates, (h) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the restrictions described in this paragraph, (i) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the actions described in this paragraph, (j) take any action that would require the Company to make a public announcement regarding the possibility of a Transaction or any of the events described in this paragraph, (k) request that the Company or any of its Representatives, directly or indirectly, amend or waive any provision of this paragraph or (l) contest the validity of this letter agreement or this paragraph or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this letter agreement. You will promptly (and in any event within 24 hours after your receipt thereof) advise the Company in writing of any inquiry or proposal made to you by any other person with respect to any of the foregoing, including the identity of the person or persons making such inquiry or proposal and material terms thereof. Notwithstanding the restrictions set forth in clause (c) above, upon receiving an invitation in writing authorized by the board of directors of the Company, you may submit one or more private written indications of interest with respect to the terms and conditions of a proposed Transaction, in each case subject to any limitations and restrictions set forth in the written invitation provided by the Company or its Representatives.

11.    During the Restricted Period, you agree that you will not, and that you will not cause or permit your Representatives to, directly or indirectly, solicit for employment (as a full or part-time employee, consultant, independent contractor or otherwise) or hire (as a full or part-time employee, consultant, independent contractor or otherwise) any person who is now so employed by the Company or any of its subsidiaries in an executive level or senior technical position; provided that the foregoing will not preclude you from hiring any such employee who (a) has had his or her employment terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such employee and has been so terminated for at least six months or (b) responds to any general solicitation placed by you (or by a bona fide search firm) by use of advertisements in the media that is not targeted at any such employees of the Company or its subsidiaries. You agree that you and your Representatives will not, without any prior written consent of the board of directors of the Company, engage in discussion with management of the Company or its subsidiaries regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after the consummation of a Transaction.

12.    This letter agreement will be deemed to be an agreement solely between you and the Company and all references to the parties in this letter agreement will be deemed references to you and the Company. Each party represents to the other party that this letter agreement is a valid and binding agreement that has been duly authorized, executed and delivered by it. Each party agrees that it will not, directly or indirectly, contest the validity or enforceability of this letter agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise.

13.    Each party acknowledges and agrees that the other party and its affiliates would be irreparably injured by a breach of this letter agreement by such party or its Representatives and that monetary remedies would be inadequate to protect the other party and its affiliates against any actual or threatened breach of this letter agreement by such party or its Representatives. Accordingly, each party agrees that the other party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement and/or to compel specific performance of this letter agreement, and that neither party nor its Representatives will oppose the granting of such relief. Each party also agrees that it and its Representatives will waive any requirement for the security or posting of any bond, indemnity or other security in connection with any such remedy. Such remedies will not be deemed to be the exclusive remedy for actual or threatened breaches of this letter agreement but will be in addition to all other remedies available at law or in equity to either party. Each party further agrees that it and its Representatives will cooperate fully in any attempt by the other party in obtaining any remedy or relief, at law or in equity, for actual or threatened breaches of this letter agreement. Each party further acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

14.    If any provision of this letter agreement will, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment will not affect, impair or invalidate the remainder of this letter agreement but will be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment will have been rendered.

15.    This letter agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

16.    Each party irrevocably submits to the jurisdiction of any court of the State of Delaware or, if such court does not have or fails to accept subject matter jurisdiction any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any such action, suit or proceeding arising out of this letter agreement in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUCH ACTIONS, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

17.    This letter agreement contains the entire agreement between the parties concerning the subject of this letter agreement, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by each party. This letter agreement will inure to the benefit of the parties hereto, and their successors and permitted assigns. Any direct or indirect assignment whether by merger, operation of law or otherwise, of this letter agreement by either party without the prior written consent of the other will be void.

18.    This letter agreement does not create any partnership, joint venture or other association between the parties. No party will be authorized to act as an agent for the other party or to undertake any other contractual commitments for the other party. Unless otherwise specified, all costs in connection with the negotiation, preparation, execution and performance of this letter agreement (and any documents referred to in it) and the consideration or evaluation of the Evaluation Material will be borne by the party that incurred the costs. The Evaluation Material, including any intellectual property embodied therein, will remain the property of the Company. You will acquire no proprietary interest in or right to the Evaluation Material. Nothing in this letter agreement will be construed as the granting of a license by the Company to you or any of your affiliates.

19.    This letter agreement will terminate and be of no further force and effect three years from the date hereof; provided that such termination will not relieve either party from its responsibilities in respect of any breach of this letter agreement prior to such termination.

20.    You agree that Jeff Corum and Scott Molinaro of Lincoln International, the Company’s financial advisor, have responsibility for arranging appropriate contacts for due diligence in connection with a Transaction and that (a) all communications regarding a Transaction, (b) requests for additional information and requests for facility tours, management or similar meetings in connection with a Transaction, Evaluation Materials or Transaction Information, (c) discussions or questions regarding procedures with respect to a Transaction will be submitted or directed only to the foregoing individuals or such other person as may be expressly designated by the Company in writing, and not to any other Representative of the Company. You further agree that, without the prior written consent of the Company, neither you nor any of your

Representatives will, directly or indirectly, initiate, solicit or maintain, or cause to be initiated, solicited or maintained, contact with any director, officer, employee of the Company or its subsidiaries or any stockholder, creditor, supplier, distributor, vendor, customer, provider, agent, regulator or other governmental authority (other than as permitted by paragraph 4 above) or other commercial or governmental counterparty of the Company or any of its subsidiaries regarding the Company, its subsidiaries or its or their respective businesses, financial condition, operations, strategy, prospects, assets or liabilities or concerning any Evaluation Material, Transaction Information or the Transaction.

21.    As used in this letter agreement, (a) the term “affiliate” has the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (b) the term “person” will be broadly interpreted to include the media and any corporation, partnership, limited liability company, group, individual, governmental representative, authority or tribunal or other entity and (c) the term “Representatives” means as to any person, such person’s affiliates and its and their respective directors, officers, employees, agents and advisors (including financial and legal advisors, consultants, accountants and, subject to the prior written consent of the Company in accordance with paragraph 2, financing sources, whether debt, equity or otherwise, and bidding partners).

22.    This letter agreement may be executed in counterparts (including via facsimile or electronic transmission), each of which will be deemed to be an original, but both of which will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature page follows]

If the foregoing correctly sets forth our agreement and understanding, please sign and return the enclosed copy of this letter agreement, whereupon it will become our binding agreement.

Very truly yours,

HUTTIG BUILDING PRODUCTS, INC.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED

As of the date first above written

WOODGRAIN COMPANIES

By:	/s/ Darin Holderness
Name: Darin Holderness
Title: Chief Financial Officer

1